EXHIBIT 21.1

Subsidiaries of the Registrant


TLOP Acquisition Company, LLC (NJ) ("TLOP") - (wholly owned by Velocity Asset Management, Inc.)

Velocity Investments, LLC (NJ) - subsidiary, wholly owned by TLOP

VOM, LLC (NJ) - subsidiary, wholly owned by TLOP

J. Holder, Inc. (NJ) - subsidiary, wholly owned by TLOP

SH Sales, Inc. (NJ) - subsidiary, wholly owned by J. Holder, Inc.